Exhibit 99 (c)-(2)

Camelot Information Systems Inc. Fairness Analysis Presented to the Special Committee of Independent Directors September 17, 2013 The information contained herein is of a confidential nature and is intended for the use of the persons or firm to whom it is furnished by us. Reproduction, publication, or dissemination of portions hereof may not be made without prior approval of Duff & Phelps, LLC and its affiliates.

 2 dp_logo_rgb_whiteboxforPPT.tifdp_logo_rgb_whiteboxforPPT.tifCONFIDENTIAL Duff & Phelps Disclaimer •The following pages contain material that is being provided by Duff & Phelps, LLC (“Duff & Phelps”) to the special committee of independent directors (the “Independent Committee”) of the board of directors (the “Board of Directors”) of Camelot Information Systems Inc. (“Camelot” or the “Company”) in the context of a meeting held to consider a Proposed Transaction (defined herein). •The accompanying material was, and any Opinion (as defined herein) will be, compiled on a confidential basis for the use and benefit of the Independent Committee in connection with their evaluation of the Proposed Transaction and may not be distributed to any other party, publicly disclosed, or relied upon for any other purpose without the prior written consent of Duff & Phelps. •Because this material was prepared for use in the context of an oral presentation to the Independent Committee, whose members are familiar with the business and affairs of the Company, neither the Company nor Duff & Phelps, nor any of their respective legal or financial advisors or accountants, take any responsibility for the accuracy or completeness of any of the material if used by persons other than the Independent Committee. •These materials are not intended to represent an Opinion but rather to serve as discussion materials for the Independent Committee and as a summary of the basis upon which Duff & Phelps may render an Opinion. •Any Opinion provided by Duff & Phelps would not: (i) address the merits of the underlying business decision of the Independent Committee, the Board of Directors or the Company or any other party to the Proposed Transaction to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) constitute a recommendation to the Independent Committee, the Board of Directors, the Company or any other person as to how such person should vote or as to any other specific action that should be taken in connection with the Proposed Transaction; or (iii) create any fiduciary duty on Duff & Phelps’ part to any party. •The information utilized in preparing this presentation was obtained from the Company and from public sources. Any estimates and projections contained herein have been prepared by the management of the Company and involve numerous and significant subjective determinations, which may or may not prove to be correct. No representation or warranty, expressed or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past or the future. Duff & Phelps did not attempt to independently verify such information. •No selected company or selected transaction used in our analysis is directly comparable to the Company or the Proposed Transaction. •Duff & Phelps’ affiliate, Duff & Phelps Securities, LLC (“DPS”), has acted as financial advisor to the Independent Committee providing such financial and market related advice and assistance as deemed appropriate in connection with the Proposed Transaction, including assisting the Independent Committee in initiating, soliciting and encouraging any alternative transaction proposals from third parties prior to the signing of the Merger Agreement, and will receive a fee for its services.

3 dp_logo_rgb_whiteboxforPPT.tifdp_logo_rgb_whiteboxforPPT.tifCONFIDENTIAL Table of Contents 1.Introduction and Transaction Overview 2.Valuation Analysis –Discounted Cash Flow Analysis –Selected Public Companies / M&A Transactions Analysis Appendix 1.Assumptions, Qualifications, and Limiting Conditions 2.Premiums Paid Analysis – Supplemental

Introduction and Transaction Overview Section 01

5 dp_logo_rgb_whiteboxforPPT.tifdp_logo_rgb_whiteboxforPPT.tifCONFIDENTIAL Introduction and Transaction Overview The Engagement •Duff & Phelps was retained by the Company to serve as independent financial advisor to the Independent Committee (solely in its capacity as such). •Specifically, Duff & Phelps has been asked to provide an opinion (the “Opinion”) to the Independent Committee as to the fairness, from a financial point of view, to the holders of ordinary shares, with no par value per share of the Company (individually, a “Share” and collectively, the “Shares”), other than the Excluded Shares (defined below), and the holders of American Depositary Shares of the Company, each representing 4 Shares (each, an “ADS” and collectively, “ADSs”), other than ADSs representing the Excluded Shares, of the Merger Consideration (defined below) to be received by such holders in the Proposed Transaction (defined below) (without giving effect to any impact of the Proposed Transaction on any particular holder of the Shares or ADSs other than in their capacity as holders of Shares or ADSs). The Proposed Transaction •It is Duff & Phelps’ understanding that the Company, Camelot Employee Scheme Inc. (“Parent”), a limited liability company incorporated under the laws of the British Virgin Islands and wholly owned by Mr. Simon Yiming Ma ("Mr. Ma"), the Company’s Chairman and Chief Executive Officer, and Camelot Employee SubMerger Scheme INC. (“Merger Subsidiary”), a limited liability company incorporated under the laws of the British Virgin Islands and a wholly owned subsidiary of Parent, propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 18, 2013. Pursuant to the Merger Agreement, among other things, Merger Subsidiary will merge with and into the Company, whereupon the separate existence of Merger Subsidiary will cease and the Company will be the surviving corporation, and in connection with such merger each issued and outstanding Share (other than the Excluded Shares) will be cancelled in exchange for the right to receive US $0.5125 in cash per Share without interest (the “Per Share Merger Consideration”) and each issued and outstanding ADS (other than ADSs representing Excluded Shares) will be cancelled in exchange for the right to receive US $2.05 in cash per ADS without interest (the “Per ADS Merger Consideration”, and collectively with the Per Share Merger Consideration, the “Merger Consideration”) (collectively, the “Proposed Transaction”). •“Excluded Shares” shall mean Shares and/or ADSs beneficially owned (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by (i) Mr. Ma, its President, Ms. Heidi Chou ("Ms. Chou"), its Executive Vice President, Mr. Yuhui Wang (together with Mr. Ma and Ms. Chou, the "Consortium Members") and their respective affiliates, or (ii) holders of “Rollover Shares” or “Dissenting Shares,” each shall have the meaning as defined in the Merger Agreement. The terms and conditions of the Proposed Transaction are more fully set forth in the Merger Agreement.

6 dp_logo_rgb_whiteboxforPPT.tifdp_logo_rgb_whiteboxforPPT.tifCONFIDENTIAL Introduction and Transaction Overview Scope of Analysis •In connection with our analysis, Duff & Phelps has made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. 1.Reviewed the following documents: »The Company’s annual reports and audited financial statements on Form 20-F filed with the Securities and Exchange Commission (“SEC”) for the years ended December 31, 2011 and 2012; »The Company’s unaudited financial statements for the 6 months ended June 30, 2013; »A detailed financial projections model, prepared and provided to Duff & Phelps by management of the Company, upon which Duff & Phelps has relied in performing its analysis (the “Management Projections”); »Other internal documents relating to the past and current business operations, financial conditions and probable future outlook of the Company, provided to Duff & Phelps by management of the Company; »A letter dated September 16, 2013 from the management of the Company which made certain representations as to the Management Projections and the underlying assumptions for the Company (the “Management Representation Letter”); and »Documents related to the Proposed Transaction, including a draft of the Merger Agreement received on September 16, 2013; 2.Discussed the information referred to above and the background and other elements of the Proposed Transaction with the management of the Company; 3.Reviewed the historical trading price and trading volume of the Company’s ADSs, and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant; 4.Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques, including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, an analysis of selected transactions that Duff & Phelps deemed relevant, and an analysis of premiums paid in selected transactions that Duff & Phelps deemed relevant; and 5.Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

Introduction and Transaction Overview
Top Stockholders



Top Institutional Holders 47.4%
Consortium Members 19.0%
In-the-Money Options 3.3%
Other Public Stockholders 30.3%

Current Shareholders	ADS	% of Diluted ADS
Consortium Members		
Ma, Yiming (Chairman, CEO)	3,884,308	8.1%
Chou, Heidi (President)	3,724,544	7.8%
Wang, Yuhui (Executive Vice President)	1,500,000	3.1%
Consortium Members	9,108,852	19.0%
Top Institutional Holders		
Fidelity Investments	4,476,592	9.3%
DNB Asset Management AS	4,442,708	9.3%
Morgan Stanley, Investment Banking and Brokerage Investments	3,073,670	6.4%
Credit Suisse, Investment Banking and Securities Investments	2,922,746	6.1%
The Bank of New York Mellon Corp, Private Banking & Securities Investments	2,184,705	4.6%
Discovery Capital Management, LLC	1,352,259	2.8%
UBS Global Asset Management	1,132,736	2.4%
BNY Mellon Asset Management	998,814	2.1%
Skandia Fonder AB, Asset Management Arm	776,115	1.6%
Renaissance Technologies Corp.	718,100	1.5%
River & Mercantile Asset Management	634,538	1.3%
Total Top Institutional Holders	22,712,983	47.4%
Other Public Stockholders	14,495,420	30.3%
Total ADSs Outstanding	46,317,255	96.7%
Options In-the-Money at Offer Price[1]	1,588,832	3.3%
Fully Diluted ADSs Outstanding at Offer Price	47,906,087	100.00%

[1] 6,355,328 out of 7,155,328 outstanding options are in-the-money at the US$0.5125 per Ordinary Share offer price, or US$2.05 per ADS.
Source: Company filings, Capital IQ, Company provided

CONFIDENTIAL 7 DUFF & PHELPS

8 dp_logo_rgb_whiteboxforPPT.tifdp_logo_rgb_whiteboxforPPT.tifCONFIDENTIAL Introduction and Transaction Overview Trading Analysis Note: There is no analyst coverage. Source: Capital IQ Camelot Information Systems Inc. - Trading History Mar 12, 2012 to Sep 13, 2013 0.0 500.0 1,000.0 1,500.0 2,000.0 2,500.0 3,000.0 $0.00 $0.50 $1.00 $1.50 $2.00 $2.50 $3.00 $3.50 $4.00 $4.50 Volume (thousands) ADS Price Volume Price 30-day Trailing VWAP 60-day Trailing VWAP 90-day Trailing VWAP (1) Trailing Volume Weighted Average Price (VWAP) at Offer Current (9/13/13) Offer Price Premium Relative to: 14.5% 30- Day VWAP (1) 41.3% 70.3% 67.9% 60- Day VWAP (1) 90- Day VWAP (1) One Day Prior 36.7% $1.79 $1.45 $1.20 $1.22 $1.50 Mar 12, 2013 Camelot receives an preliminary non-binding proposal from Insider to acquire remaining stake of CIS Apr 26, 2013 Camelot reported Q4 ’12 earnings results. The Company reported sales of $71.9 million and net loss of $0.24 per ADS Jun 10, 2013 Camelot reported Q1 ’13 earnings results. The Company reported sales of $59.6 million and net loss of $0.09 per ADS Dec 13, 2012 Camelot reported Q3 '12 earnings results. The Company reported sales of $63.0 million and net loss of $0.71 per ADS Aug 20, 2012 Camelot reported Q2 '12 earnings results. The Company reported sales of $62.1 million and earnings of $0.05 per ADS Mar 23, 2012 Camelot reported Q4 '11 earnings results. The Company reported sales of $59.7 million and earnings of $0.01per ADS May 22, 2012 Camelot reported Q1 '12 earnings results. The Company reported sales of $57.1 million and net loss of $0.02 per ADS Aug 22, 2013 Camelot reported Q2 '13 earnings results. The Company reported sales of $62.5 million and net loss of $0.18 per ADS Camelot Informations Systems Inc. Historical Trading Metrics (in thousands, except per ADS) One year prior to offer Post offer on March 12, 2013 Average Closing Price $1.95 Average Closing Price $1.72 High $3.90 High $1.86 Low $0.95 Low $1.54 Average Volume 161.4 Average Volume 95.4 % of ADSs Outstanding 0.35% % of ADSs Outstanding 0.21% % of Float 0.73% % of Float 0.43% Average Short Interest as % of ADS Outstanding 2.01% Average Short Interest as % of ADS Outstanding 1.39%

Introduction and Transaction Overview

Proposed Transaction

Camelot Informations Systems Inc. - Consortium Offer Premium Analysis

	Closing Price	Implied Premium
Current ADS price (9/13/13)	$1.79	14.5%
One-day prior to original offer (3/11/13)	$1.50	36.7%
One-week prior to original offer (3/6/13)	$1.44	42.4%
30-days trailing VWAP prior to original offer	$1.45	41.3%
60-days trailing VWAP prior to original offer	$1.20	70.3%
90-days trailing VWAP prior to original offer	$1.22	67.9%
One-year prior to original offer (3/12/12)	$2.93	(30.0%)
Initial Public Offering (7/21/2010)	$11.00	(81.4%)
Consortium Revised Offer	$2.05	

Camelot Informations Systems Inc. - Implied Multiples Analysis

($ in millions, except per ADS data)

	Financials 6/30/2013	Offer $2.05
Fully Diluted ADSs Outstanding (millions)	47.91	
Market Value of Common Equity		$98.2
Plus: Debt		3.9
Plus: Midpoint Noncontrolling Interest		3.7
Less: Excess Net Working Capital		(5.8)
Less: Long Term Investment		(0.7)
Less: Proceeds from Exercise of Options		(0.3)
Less: Excess Cash		(63.1)
Implied Enterprise Value		$36.0
Implied Offer Multiples:		
EV / LTM Revenue	$257.0	0.14x
EV / LTM EBITDA	($4.2)	N/M
Price / LTM Earnings per ADS	($1.21)	NM
EV / 2013 Revenue	$261.2	0.14x
EV / 2013 EBITDA	$2.2	16.3x
Price / 2013 Earnings per ADS	($0.11)	N/M
Price / Book Value	$3.95	0.52x
Price / Tangible Book Value	$3.72	0.55x

Note: Financial performance metrics presented are adjusted to exclude public company costs and non-recurring income (expenses), other than historical earnings per ADS which are presented as reported.

LTM = Latest Twelve Months ending June 30, 2013 unless otherwise stated

Source: Company filings, Capital IQ, Company provided

CONFIDENTIAL 9 DUFF&PHELPS

Introduction and Transaction Overview

Per ADS Valuation

Valuation Range Conclusions

(RMB in thousands, except per ADS values)

	Low	Mid	High
Enterprise Value			
Discounted Cash Flow Analysis	¥205,000	¥229,000	¥263,000
Selected Public Companies / M&A Transactions Analysis	¥209,000	¥236,000	¥262,000
Enterprise Value Range	**¥207,000**	**¥233,000**	**¥263,000**
Plus: Proceeds from Exercise of Options (1)	1,607	1,607	1,607
Plus: Long Term Investment (2)	4,327	4,327	4,327
Plus: Excess Net Working Capital	35,309	35,309	35,309
Less: Noncontrolling Interest (3)	(30,460)	(22,845)	(15,230)
Less: Debt (4)	(24,150)	(24,150)	(24,150)
Value Attributable to Fully Diluted ADSs (Excluding Cash)	**¥193,633**	**¥227,248**	**¥264,863**
Fully Diluted ADSs Outstanding	47,906,087	47,906,087	47,906,087
Value Per ADS (RMB)	¥4.04	¥4.74	¥5.53
RMB to USD FX rate (as of 9/6/2013)	6.12	6.12	6.12
Per ADS Price Range (Excluding Excess Cash)	**$0.66**	**$0.78**	**$0.90**
Excess Cash	¥386,258	¥386,258	¥386,258
Cash Value Per Fully Diluted ADSs Outstanding (RMB)	¥8.06	¥8.06	¥8.06
Cash Value Per Fully Diluted ADSs Outstanding (USD)	$1.32	$1.32	$1.32
Per ADS Price Range	**$1.98**	**$2.09**	**$2.22**

Implied Valuation Multiples

	USD	RMB	Low	Mid	High
EV / 2012 EBITDA	$6,966	¥43,877	4.7x	5.3x	6.0x
EV / LTM EBITDA	($4,155)	¥-25,527	NM	NM	NM
EV / 2013 EBITDA	$2,217	¥13,694	15.1x	17.0x	19.2x
EV / 2014 EBITDA	$8,409	¥52,316	4.0x	4.5x	5.0x
EV / LTM Revenue	$256,951	¥1,602,333	0.13x	0.15x	0.16x
EV / 2013 Revenue	$261,249	¥1,613,552	0.13x	0.14x	0.16x
EV / 2014 Revenue	$281,116	¥1,748,988	0.12x	0.13x	0.15x
P / 2012 Earnings per ADS	($0.91)	(¥5.73)	NM	NM	NM
P / LTM Earnings per ADS	($1.21)	(¥7.59)	NM	NM	NM
P / 2013 Earnings per ADS	($0.11)	(¥0.70)	NM	NM	NM
P/ Book Value Per ADS	$3.95	¥24.17	0.50x	0.53x	0.56x
P/ Tangible Book Value Per ADS	$3.72	¥22.76	0.53x	0.56x	0.60x

Note: Balance sheet data and LTM as of June 30, 2013. EBITDA and projected earnings per ADS are adjusted to exclude public company costs and non-recurring income (expenses). Historical earnings per ADS are presented as reported.

(1) Does not include out-of-the-money options.
(2) Estimated at book value of a recently established joint-venture - Wuhan Steel Camelot Information Systems Co., Ltd.
(3) Estimated at 0.5x - 1.0x book value.
(4) Including bank loans.

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DUFF & PHELPS

11 dp_logo_rgb_whiteboxforPPT.tifdp_logo_rgb_whiteboxforPPT.tifCONFIDENTIAL Introduction and Transaction Overview ADS Price Range $1.97 $1.98 $1.70 $1.80 $1.90 $2.00 $2.10 $2.20 $2.30 $2.40 $2.50 Discounted Cash Flow Analysis Selected Public Companies / M&A Transactions Analysis $2.22 $2.22 $2.05 Consortium Members Proposal

Valuation Analysis Section 02

13 dp_logo_rgb_whiteboxforPPT.tifdp_logo_rgb_whiteboxforPPT.tifCONFIDENTIAL Valuation Analysis Discounted Cash Flow Analysis - Methodology and Key Assumptions Discounted Cash Flow Methodology •Duff & Phelps performed a discounted cash flow analysis of the projected unlevered free cash flows. •Unlevered free cash flow is defined as cash generated by the business that is available to either reinvest or to distribute to security holders. •Projected free cash flows are discounted to the present using a discount rate which reflects their relative risk. •The discount rate is equivalent to the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles. •Projected free cash flows are converted at each period from RMB to USD based on the forward rates. The cash flows are discounted using a USD-based weighted average cost of capital and converted back into RMB using a current spot exchange rate. Discounted Cash Flow Key Assumptions •Duff & Phelps used financial projections as provided by the Company’s management for the years ending December 31, 2013-2017 (excluding public company expenses, as provided by Company management) and extrapolated such financial projections for another five years. •Beyond the projection period, Duff & Phelps estimated the “terminal value” using a perpetuity formula. •Duff & Phelps discounted the resulting free cash flows and terminal value using a weighted average cost of capital range of 16.0% to 20.0%, derived from the Capital Asset Pricing Model. •The following is a summary of the Management Projections and extrapolations of such projections utilized in the discounted cash flow analysis: –The Company’s net revenue is projected to increase at a compound annual growth rate (“CAGR”) of 5.2% over the ten-year period ending 2022. –EBITDA is projected to increase at a CAGR of 11.7% over the ten-year period ending 2022. –The Company’s average EBITDA margin over the 2013-2022 projection period is 3.1%. –Capital expenditures (“Capex”) are projected to average approximately 0.3% of net revenue over the period from 2013 through 2022.

Valuation Analysis

Financial Performance

Performance Metrics

(RMB in thousands)

								Management Projections				
	2009A	2010A	2011A	2012A	YTD 6/30/2012	YTD 6/30/2013	LTM 6/30/2013	2013P	2014P	2015P	2016P	2017P
Net Revenue	¥805,901	¥1,303,812	¥1,464,356	¥1,600,343	¥753,449	¥755,439	¥1,602,333	¥1,613,552	¥1,748,988	¥1,925,528	¥2,071,144	¥2,197,433
Growth		61.8%	12.3%	9.3%		0.3%	8.3%	0.8%	8.4%	10.1%	7.6%	6.1%
Gross Profit [1]	¥250,150	¥441,806	¥416,093	¥397,020	¥185,287	¥149,988	¥361,721	¥394,924	¥432,680	¥464,512	¥485,209	¥514,430
Margin	31.0%	33.9%	28.4%	24.8%	24.6%	19.9%	22.6%	24.5%	24.7%	24.1%	23.4%	23.4%
EBITDA	¥137,949	¥228,417	¥68,130	¥43,877	¥27,282	¥-42,121	¥-25,527	¥13,694	¥52,316	¥46,924	¥36,152	¥38,185
Margin	17.1%	17.5%	4.7%	2.7%	3.6%	(5.6%)	(1.6%)	0.8%	3.0%	2.4%	1.7%	1.7%
Growth		65.6%	(70.2%)	(35.6%)		NM	NM	(68.8%)	282.0%	(10.3%)	(23.0%)	5.6%
Net income attributable to Company	¥88,551	¥125,721	¥-263,213	¥-255,399	¥9,996	¥-78,747	¥-344,142	¥-33,605	¥23,959	¥19,639	¥17,513	¥25,375
Margin	11.0%	9.6%	(18.0%)	(16.0%)	1.3%	(10.4%)	(21.5%)	(2.1%)	1.4%	1.0%	0.8%	1.2%
Growth		42.0%	NM	NM		NM	NM	NM	(171.3%)	(18.0%)	(10.8%)	44.9%
Diluted Earnings per ADS	¥2.66	¥3.04	(¥5.87)	(¥5.73)	¥0.19	(¥1.67)	(¥7.59)	(¥0.70)	¥0.50	¥0.41	¥0.37	¥0.53
Growth		14.2%	NM	NM		NM	NM	NM	(171.3%)	(18.0%)	(10.8%)	44.9%
Capital Expenditures	¥2,786	¥9,728	¥5,590	¥4,422	¥1,966	¥1,791	¥4,247	¥4,312	¥4,833	¥5,320	¥5,723	¥6,072
as % of Net Revenue	0.3%	0.7%	0.4%	0.3%	0.3%	0.2%	0.3%	0.3%	0.3%	0.3%	0.3%	0.3%
Net Working Capital	¥345,568	¥543,959	¥665,246	¥663,250	¥746,587	¥813,832	¥813,832	¥618,743	¥649,054	¥691,507	¥715,005	¥731,917
as % of Net Revenue	42.9%	41.7%	45.4%	41.4%			50.8%	38.3%	37.1%	35.9%	34.5%	33.3%

[1] Gross profit excludes depreciation and amortization.

Note: Financial performance metrics presented are adjusted to exclude public company costs and non-recurring income (expenses), other than historical net income and historical earnings per ADS which are presented as reported.

Source: SEC filings, Company management

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Valuation Analysis

DCF Valuation Summary

Discounted Cash Flow Analysis

(RMB in thousands)

	LTM 6/30/2013	2013P	2014P	2015P	2016P	2017P	2022P	CAGR 3 Year	CAGR 5 Year	CAGR 10 Year
Net Revenue	¥1,602,333	¥1,613,552	¥1,748,988	¥1,925,528	¥2,071,144	¥2,197,433	¥2,647,561	6.4%	6.5%	5.2%
Growth	*8.3%*	*0.8%*	*8.4%*	*10.1%*	*7.6%*	*6.1%*	*3.0%*			
EBITDA	(25,527)	13,694	52,316	46,924	36,152	38,185	133,099			
EBITDA Margin	*(1.6%)*	*0.8%*	*3.0%*	*2.4%*	*1.7%*	*1.7%*	*5.0%*			
Growth	*NM*	*(68.8%)*	*282.0%*	*(10.3%)*	*(23.0%)*	*5.6%*	*3.0%*	2.3%	(2.7%)	11.7%
		7/13-12/13								
Earnings Before Interest and Taxes		¥44,831	¥27,539	¥28,365	¥23,232	¥31,817	¥126,515			
Pro Forma Taxes (1)		(7,858)	(8,073)	(12,900)	(10,112)	(11,066)	(35,000)			
Net Operating Profit After Tax		36,973	19,466	15,466	13,120	20,752	91,516			
Depreciation		3,356	5,600	6,254	6,972	5,364	5,852			
Amortization		7,629	19,177	12,305	5,948	1,004	732			
Capital Expenditures		(2,522)	(4,833)	(5,320)	(5,723)	(6,072)	(7,331)			
(Increase) / Decrease in Working Capital		91,030	(33,679)	(47,170)	(26,109)	(18,791)	(29,113)			
Free Cash Flow (2)		¥136,466	¥5,731	¥-18,466	¥-5,792	¥2,258	¥61,654			

Terminal Growth Rate	3.0%	3.0%
Weighted Average Cost of Capital	20.00%	16.00%
Concluded Enterprise Value Range	**¥205,000**	**¥263,000**
Implied Equity Value	¥577,891	¥651,121
Fully Diluted ADSs Outstanding	47,906,087	47,906,087
Implied Per ADS Range (RMB)	¥12.06	¥13.59
Implied Per ADS Range (USD)	$1.97	$2.22

Implied Valuation Multiples

EV / 2012 EBITDA	¥43,877	4.7x	6.0x
EV / LTM EBITDA	-¥25,527	NM	NM
EV / 2013 EBITDA	¥13,694	15.0x	19.2x
EV / 2014 EBITDA	¥52,316	3.9x	5.0x
EV / LTM Revenue	¥1,602,333	0.13x	0.16x
EV / 2013 Revenue	¥1,613,552	0.13x	0.16x
EV / 2014 Revenue	¥1,748,988	0.12x	0.15x
P/ Book Value Per ADS	¥24	0.50x	0.56x
P/ Tangible Book Value Per ADS	¥23	0.53x	0.60x
P / 2012 Earnings	-¥255,399	NM	NM
P / LTM Earnings	-¥344,142	NM	NM
P / 2013 Earnings	-¥33,605	NM	NM

(1) Management provided tax rate of 15% in 2013-2014 (preferential tax treatments due to certain subsidiaries of the Company qualifying as "high and new technology enterprise", "Manufacturing Foreign- Invested Enterprise", and "Software Enterprise"). Management assumed tax rate to be 25% thereafter.

(2) Prior to application of 10% dividend withholding tax calculated based on levered cash flows and discounted separately at the cost of equity derived in the WACC calculation.

Note: Balance sheet data and LTM as of June 30, 2013. Financial performance metrics presented are adjusted to exclude public company costs and non-recurring income (expenses), other than historical net income which is presented as reported. Years 2018-2021, not shown in the summary table above, are included in the financial projections model.

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DUFF & PHELPS

16 dp_logo_rgb_whiteboxforPPT.tifdp_logo_rgb_whiteboxforPPT.tifCONFIDENTIAL Valuation Analysis Selected Public Companies / M&A Transactions Analysis Methodology Selected Public Companies Analysis •Duff & Phelps reviewed the current trading multiples of 15 publicly traded companies that we determined to be relevant to our analysis. •These companies operate in the global IT Services industry. •Duff & Phelps analyzed the LTM and projected revenue, EBITDA, and EPS for each of the selected publicly traded companies. Selected M&A Transactions Analysis •Duff & Phelps selected merger and acquisition transactions involving target companies that Duff & Phelps determined to be relevant to its analysis. Duff & Phelps computed the LTM EBITDA for each of the target companies (where publicly disclosed). Duff & Phelps then calculated the implied enterprise value for each transaction to the target’s respective revenue and EBITDA. •Duff & Phelps selected 8 precedent transactions within the China Information Technology industry. Duff & Phelps also selected 27 precedent transactions that involved Chinese company going-private transactions. Duff & Phelps analyzed a number of factors in comparing the Company to the selected public companies and the targets in the selected M&A transactions, including historical and forecasted growth in revenue and profits, profit margins and other characteristics that we deemed relevant. Rather than applying the average or median multiple from the public company set, Duff & Phelps selected multiples that reflect the Company’s size, growth outlook, capital requirements, profit margins, revenue mix, and other characteristics relative to the group. Based on our review of publicly available information, none of the companies utilized for comparative purposes in the following analysis are directly comparable to the Company, and none of the transactions utilized for comparative purposes in the following analysis are directly comparable to the Proposed Transaction. Duff & Phelps does not have access to nonpublic information of any of the companies used for comparative purposes. Accordingly, a complete valuation analysis of the Company and the Proposed Transaction cannot rely solely upon a quantitative review of the selected companies and selected transactions, and involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to that of the Company. Therefore, the Selected Public Companies / Selected M&A Transactions Analysis is subject to certain limitations.

17 dp_logo_rgb_whiteboxforPPT.tifdp_logo_rgb_whiteboxforPPT.tifCONFIDENTIAL Valuation Analysis Selected Public Companies Analysis – Financial Metrics (1) Stock price and EV based on 1-day prior to offer date (2) EBITDA is adjusted to exclude public company costs and non-recurring income (expenses). LTM = Latest Twelve Months CAGR = Compounded Annual Growth Rate Enterprise Value = (Market Capitalization) + (Debt + Preferred Stock + Non-Controlling Interest) – (Cash & Equivalents) – (Net Non-Operating Assets) EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization Source: Bloomberg, Capital IQ, SEC filings Selected Public Companies Analysis 13-Sep-13 ($ in millions, except per share data) Company Information Market Data Revenue Growth EBITDA Growth EBITDA Margin Company Name HQ Exchange Stock Price % of 52- Wk High EV Tangible BV Per Share 3- Yr CAGR LTM 2013 2014 3- Yr CAGR LTM 2013 2014 3- Yr AVG LTM 2013 2014 China IT Services Companies (US-Listed) with Recent Non-Binding Offers Pactera Technology International Ltd. (1) China NasdaqGS $5.26 62.9% $326 $4.27 38.1% 5.1% 4.6% 11.3% 16.5% -39.5% 25.8% 27.5% 12.6% 5.9% 11.8% 13.5% iSoftStone Holdings Limited (1) China NYSE 4.84 86.1 362 4.61 41.6 19.9 15.7 28.7 44.0 27.5 20.5 28.6 10.7 10.5 11.5 11.5 Group Median 74.5% $344 $4.44 39.8% 12.5% 10.1% 20.0% 30.3% -6.0% 23.1% 28.1% 11.7% 8.2% 11.6% 12.5% China IT Services Companies (US-Listed) ChinaCache International Holdings Ltd. China NasdaqGM $5.09 84.8% $77 $4.43 50.8% 31.0% 30.8% 19.3% 1.9% -64.9% -24.4% 88.9% 9.4% 3.2% 3.7% 5.8% e-Future Information Technology Inc. China NasdaqCM 3.43 77.3 7 0.22 25.9 8.4 NA NA NM NM NA NA -1.3 0.6 NA NA Trunkbow International Holdings, Ltd. China NasdaqGM 0.93 64.0 49 2.37 37.3 6.4 NA NA 23.5 -29.1 NA NA 49.7 28.2 NA NA China Information Technology, Inc. China NasdaqGS 4.55 100.0 198 1.42 -5.1 5.4 NA NA NM NM NA NA -0.3 NM NA NA Group Median 81.0% $63 $1.89 31.6% 7.4% 30.8% 19.3% 12.7% -47.0% -24.4% 88.9% 4.5% 3.2% 3.7% 5.8% China IT Services Companies (SEHK-Listed) Chinasoft International Ltd. China SEHK $0.28 85.6% $536 $0.10 40.0% 22.4% 22.9% 23.6% 88.9% 5.4% 32.4% 21.2% 10.1% 8.8% 10.4% 10.2% Digital China Holdings Limited Hong Kong SEHK 1.20 63.1 1,588 0.96 13.6 -0.4 -8.9 7.6 33.2 -4.5 3.1 13.2 2.2 2.2 2.7 2.9 Kingdee International Software Group Co. Ltd. China SEHK 0.30 90.7 902 0.05 24.7 -10.0 4.0 13.7 NM NM NM 35.5 6.4 7.3 21.4 25.5 Group Median 85.6% $902 $0.10 24.7% -0.4% 4.0% 13.7% 61.1% 0.4% 17.7% 21.2% 6.4% 7.3% 10.4% 10.2% Global IT Services Companies Polaris Financial Technology Limited India BSE $1.84 81.3% $108 $1.87 18.6% 4.8% 9.9% 8.7% 5.5% -9.4% 24.5% 4.8% 13.3% 11.7% 13.2% 12.7% helios and matheson information technology limited India BSE 1.22 100.0 77 1.83 8.7 36.3 NA NA 14.2 26.2 NA NA 19.8 19.3 NA NA MindTree Limited India BSE 16.94 100.0 636 5.22 22.1 18.4 20.3 13.0 25.3 34.4 14.4 9.6 15.9 19.9 19.6 19.0 Information Services International-Dentsu Ltd. Japan TSE 10.39 79.4 228 9.85 6.0 13.1 4.0 3.4 29.2 28.6 7.2 12.9 9.3 9.7 10.2 11.1 GFI Informatique S.A. France ENXTPA 5.25 100.0 364 (0.37) 3.2 13.6 13.1 2.4 2.9 9.2 21.4 3.9 6.1 6.3 7.2 7.3 Allgeier SE Germany XTRA 18.90 95.7 207 (6.19) 23.7 15.6 15.3 7.0 23.3 2.7 21.9 16.2 5.9 5.7 5.9 6.5 Group Median 97.8% $217 $1.85 13.6% 14.6% 13.1% 7.0% 18.7% 17.7% 21.4% 9.6% 11.3% 10.7% 10.2% 11.1% Aggregate Mean 84.7% $378 $2.04 23.3% 12.7% 12.0% 12.6% 25.7% -1.1% 14.7% 23.8% 11.3% 9.9% 10.7% 11.4% Aggregate Median 85.6% $228 $1.83 23.7% 13.1% 13.1% 11.3% 23.4% 4.0% 20.9% 16.2% 9.4% 8.1% 10.4% 11.1% Camelot (Management Projection) (2) 25.7% 8.3% 0.8% 8.4% -31.7% -228.2% -68.8% 282.0% 8.3% -1.6% 0.8% 3.0%

Valuation Analysis

Selected Public Companies Analysis – Market Multiples

Selected Public Companies Analysis 13-Sep-13

($ in millions, except per share data)

Company Information			Market Data			Price as Multiple of					Enterprise Value as a Multiple of				
Company Name	HQ	Exchange	Stock Price	% of 52-Wk High	EV	LTM EPS	2013 EPS	2014 EPS	Tangible Book Value	Book Value	LTM EBITDA	2013 EBITDA	2014 EBITDA	LTM Revenue	2013 Revenue
China IT Services Companies (US-Listed) with Recent Non-Binding Offers															
Pactera Technology International Ltd. [1]	China	NasdaqGS	$5.26	62.9%	$326	52.6x	8.2x	6.3x	1.23x	0.87x	8.7x	4.2x	3.3x	0.51x	0.49x
iSoftStone Holdings Limited [1]	China	NYSE	4.84	86.1	362	14.4	16.1	6.1	1.05	0.83	8.5	7.1	5.6	0.89	0.82
Group Median				74.5%	$344	33.5x	12.1x	6.2x	1.14x	0.85x	8.6x	5.7x	4.4x	0.70x	0.66x
China IT Services Companies (US-Listed)															
ChinaCache International Holdings Ltd.	China	NasdaqGM	$5.09	84.8%	$77	NM	NM	50.9x	1.15x	1.09x	16.3x	12.3x	6.5x	0.51x	0.45x
e-Future Information Technology Inc.	China	NasdaqCM	3.43	77.3	7	NM	NM	NM	15.30	0.71	NM	NA	NA	0.21	NA
Trunkbow International Holdings, Ltd.	China	NasdaqGM	0.93	64.0	49	6.4	NM	NM	0.39	0.36	5.9	NA	NA	1.66	NA
China Information Technology, Inc.	China	NasdaqGS	4.55	100.0	198	NM	NM	NM	3.21	1.30	NM	NA	NA	2.10	NA
Group Median				81.0%	$63	6.4x	NM	50.9x	2.18x	0.90x	11.1x	12.3x	6.5x	1.09x	0.45x
China IT Services Companies (SEHK-Listed)															
Chinasoft International Ltd.	China	SEHK	$0.28	85.6%	$536	19.0x	17.2x	13.6x	2.92x	1.49x	12.6x	9.5x	7.8x	1.11x	0.98x
Digital China Holdings Limited	Hong Kong	SEHK	1.20	63.1	1,588	8.1	8.3	7.3	1.24	1.23	7.7	6.7	6.0	0.17	0.18
Kingdee International Software Group Co. Ltd.	China	SEHK	0.30	90.7	902	NM	43.8	26.3	5.48	2.91	NM	14.3	10.5	3.20	3.06
Group Median				85.6%	$902	13.6x	17.2x	13.6x	2.92x	1.49x	10.1x	9.5x	7.8x	1.11x	0.98x
Global IT Services Companies															
Polaris Financial Technology Limited	India	BSE	$1.84	81.3%	$108	6.7x	5.2x	4.6x	0.98x	0.86x	2.6x	2.1x	2.0x	0.30x	0.28x
helios and matheson information technology limited	India	BSE	1.22	100.0	77	3.7	NM	NM	0.67	0.61	4.3	NA	NA	0.83	NA
MindTree Limited	India	BSE	16.94	100.0	636	11.9	10.6	10.0	3.24	3.22	8.3	7.2	6.6	1.65	1.42
Information Services International-Dentsu Ltd.	Japan	TSE	10.39	79.4	228	12.5	11.4	10.3	1.05	0.91	3.2	2.9	2.6	0.31	0.30
GFI Informatique S.A.	France	ENXTPA	5.25	100.0	364	14.4	11.3	9.8	NM	1.13	6.1	5.1	4.9	0.38	0.36
Allgeier SE	Germany	XTRA	18.90	95.7	207	19.4	15.0	10.0	NM	1.39	5.9	5.4	4.6	0.34	0.32
Group Median				97.8%	$217	12.2x	11.3x	10.0x	1.02x	1.02x	5.1x	5.1x	4.6x	0.36x	0.32x
Aggregate Mean				84.7%	$378	15.4x	14.7x	14.1x	2.92x	1.26x	7.5x	7.0x	5.5x	0.95x	0.79x
Aggregate Median				85.6%	$228	12.5x	11.4x	10.0x	1.23x	1.09x	6.9x	6.7x	5.6x	0.51x	0.45x

(1) Stock price and EV based on 1-day prior to offer date
LTM = Latest Twelve Months
CAGR = Compounded Annual Growth Rate
Enterprise Value = (Market Capitalization) + (Debt + Preferred Stock + Non-Controlling Interest) – (Cash & Equivalents) – (Net Non-Operating Assets)
EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization
EPS = Earnings Per Share
Source: Bloomberg, Capital IQ, SEC filings

CONFIDENTIAL 18 DUFF & PHELPS

Valuation Analysis

Selected Public Companies Analysis – Ranking Tables

Selected Public Company Ranking Charts

Company	LTM Revenue
Digital China Holdings Limited	$9,251.2
GFI Informatique S.A.	949.5
Information Services International-Dentsu Ltd.	741.6
Pactera Technology International Ltd.	633.4
Allgeier SE	610.9
Chinasoft International Ltd.	482.6
iSoftStone Holdings Limited	405.3
MindTree Limited	386.5
Polaris Financial Technology Limited	359.1
Kingdee International Software Group Co. Ltd.	281.7
Camelot Information Systems Inc.	**257.0**
ChinaCache International Holdings Ltd.	150.4
China Information Technology, Inc.	94.1
helios and matheson information technology limited	92.8
e-Future Information Technology Inc.	33.0
Trunkbow International Holdings, Ltd.	29.5

Company	LTM Gross Margin
Trunkbow International Holdings, Ltd.	76.2%
Kingdee International Software Group Co. Ltd.	67.5%
e-Future Information Technology Inc.	40.6%
MindTree Limited	33.9%
iSoftStone Holdings Limited	33.7%
Chinasoft International Ltd.	32.4%
ChinaCache International Holdings Ltd.	31.2%
Information Services International-Dentsu Ltd.	30.5%
Pactera Technology International Ltd.	30.1%
helios and matheson information technology limited	29.8%
Polaris Financial Technology Limited	23.0%
Camelot Information Systems Inc.	**22.6%**
China Information Technology, Inc.	20.8%
Allgeier SE	13.2%
GFI Informatique S.A.	8.1%
Digital China Holdings Limited	7.1%

Company	LTM EBITDA Margin
Trunkbow International Holdings, Ltd.	28.2%
MindTree Limited	19.9%
helios and matheson information technology limited	19.3%
Polaris Financial Technology Limited	11.7%
iSoftStone Holdings Limited	10.5%
Information Services International-Dentsu Ltd.	9.7%
Chinasoft International Ltd.	8.8%
Kingdee International Software Group Co. Ltd.	7.3%
GFI Informatique S.A.	6.3%
Pactera Technology International Ltd.	5.9%
Allgeier SE	5.7%
ChinaCache International Holdings Ltd.	3.2%
Digital China Holdings Limited	2.2%
e-Future Information Technology Inc.	0.6%
Camelot Information Systems Inc.	**-1.6%**
China Information Technology, Inc.	NM

Company	LTM EBITDA Growth
MindTree Limited	34.4%
Information Services International-Dentsu Ltd.	28.6%
iSoftStone Holdings Limited	27.5%
helios and matheson information technology limited	26.2%
GFI Informatique S.A.	9.2%
Chinasoft International Ltd.	5.4%
Allgeier SE	2.7%
Digital China Holdings Limited	-4.5%
Polaris Financial Technology Limited	-9.4%
Trunkbow International Holdings, Ltd.	-29.1%
Pactera Technology International Ltd.	-39.5%
ChinaCache International Holdings Ltd.	-64.9%
Camelot Information Systems Inc.	**NM**
e-Future Information Technology Inc.	NM
China Information Technology, Inc.	NM
Kingdee International Software Group Co. Ltd.	NM

Company	2012 to 2014 Projected EBITDA CAGR
Chinasoft International Ltd.	26.7%
Pactera Technology International Ltd.	26.7%
iSoftStone Holdings Limited	24.5%
ChinaCache International Holdings Ltd.	19.5%
Allgeier SE	19.0%
Polaris Financial Technology Limited	14.2%
GFI Informatique S.A.	12.3%
MindTree Limited	11.9%
Information Services International-Dentsu Ltd.	10.0%
Camelot Information Systems Inc.	**9.2%**
Digital China Holdings Limited	8.0%
e-Future Information Technology Inc.	NM
Trunkbow International Holdings, Ltd.	NM
China Information Technology, Inc.	NM
Kingdee International Software Group Co. Ltd.	NM
helios and matheson information technology limited	NM

Company	NWC as % of LTM Revenue
Trunkbow International Holdings, Ltd.	244.5%
iSoftStone Holdings Limited	51.1%
Camelot Information Systems Inc.	**50.8%**
China Information Technology, Inc.	41.7%
Chinasoft International Ltd.	35.4%
helios and matheson information technology limited	31.0%
Pactera Technology International Ltd.	29.3%
MindTree Limited	16.7%
Information Services International-Dentsu Ltd.	13.0%
Kingdee International Software Group Co. Ltd.	9.3%
Digital China Holdings Limited	9.2%
ChinaCache International Holdings Ltd.	7.8%
GFI Informatique S.A.	2.2%
Allgeier SE	1.0%
Polaris Financial Technology Limited	0.0%
e-Future Information Technology Inc.	-23.2%

Source: Capital IQ, Company management

CONFIDENTIAL 19 DUFF&PHELPS

20 dp_logo_rgb_whiteboxforPPT.tifdp_logo_rgb_whiteboxforPPT.tifCONFIDENTIAL Valuation Analysis Selected M&A Transactions Analysis – Chinese Information Technology Transactions Source: Capital IQ, SEC filings Selected M&A Transactions Analysis - China Information Technology Transactions ($ in millions) Premium as a % of Announced Status Target Name Target Business Description Acquirer Name Insider Ownership (if Applicable) Enterprise Value LTM Revenue LTM EBITDA EBITDA Margin EV / EBITDA EV / Revenue Premium as a % of 1-Day Prior 1-Week Prior 1-Month Prior 6/6/13 Preliminary Proposal iSoftStone Holdings Limited Provides an integrated suite of IT services and solutions primarily in the Peoples Republic of China, the United States, Europe and Japan Management Buyout 11.0% $298.6 $390.7 $41.9 10.7% 7.1x 0.76x 20.9 28.0 40.0 5/20/13 Preliminary Proposal Pactera Technology International Ltd. Operates as a consulting and technology services provider in the People’s Republic of China Management Buyout 10.0% $500.6 $636.8 $52.3 8.2% 9.6x 0.79x 42.6 46.5 33.0 11/2/12 Preliminary Proposal Trunkbow International Holdings, Ltd. Operates as a mobile application enabler, offering application platforms that provide mobile value added solutions and mobile payment solution in the People’s Republic China Management Buyout 43.9% $66.8 $31.0 $14.5 46.8% 4.6x 2.16x 24.8 37.7 62.2 8/10/12 Closed VanceInfo Technologies Inc. Engages in providing information technology (IT) consulting services HiSoft Technology International Limited NA $427.9 $338.3 $27.0 8.0% 15.8x 1.26x 19.5 37.3 22.6 5/21/12 Closed Yucheng Technologies Limited Provides information technology (IT) software, solutions and services for slate-owned commercial banks in the People’s Republic of China Management Buyout 16.2% $78.9 $87.6 $10.2 11.6% 7.8x 0.90x 26.4 25.4 28.3 2/19/12 Closed China TransInfo Technology Corp. Provides intelligent transportation systems (ITS) and related technology solutions for the transportation industry in China Management Buyout 24.9% $151.5 $159.5 $18.6 11.6% 8.2x 0.95x 12.6 19.1 23.1 1/20/12 Pending AsiaInfo-Linkage, Inc. Provides telecommunications software solutions, and information technology products and services to telecommunications carriers and operators, and cable television operators in China and internationally CITIC Capital Partners NA $574.2 $481.0 $105.4 21.9% 5.4x 1.19x 21.0 50.8 79.9 1/7/12 Closed Pansoft Company Limited (1) Engages in the development and marketing of accounting and enterprise resource planning software primarily for the oil and gas industry Management Buyout NA $14.5 $21.9 $1.8 8.2% 8.1x 0.66x 106.5 118.4 58.4 Mean 15.9% 8.3x 1.08x 34.3% 45.4% 43.4% (1) Based on Revised Offer Median 11.2% 7.9x 0.93x 22.9% 37.5% 36.5% Source: Capital IQ, Company Filings

Valuation Analysis

Selected M&A Transactions Analysis – Industry Agnostic Chinese Going-Private Transactions

China Going-Private Transactions Analysis

($ in millions)

Announced Date	Status	Target Name	Insider Ownership	EV	LTM Revenue	LTM EBITDA	EBITDA Margin	EV / EBITDA	EV / Revenue	Premium as a % of 1-Day Prior	1-Week Prior	1-Month Prior
6/20/13	Pending	ChinaEdu Corporation	14.0%	$95.2	$79.5	$21.0	26.5%	4.5x	1.20x	19.9%	16.9%	17.6%
5/21/13	Pending	Le Gaga Holdings Ltd	50.8%	$136.1	$88.2	$40.9	46.4%	3.3x	1.54x	20.1%	23.4%	14.6%
3/11/13	Pending	Simcere Pharmaceutical Group.[1]	77.6%	$519.4	$343.7	$30.9	9.0%	16.8x	1.51x	21.4%	22.1%	26.9%
10/15/12	Pending	Yongye International, Inc.	32.5%	$368.0	$427.4	$130.6	30.6%	2.8x	0.86x	37.8%	41.0%	52.8%
10/9/12	Pending	American Lorain Corporation	46.5%	$73.4	$225.0	$31.8	14.1%	2.3x	0.33x	28.5%	39.1%	25.0%
10/3/12	Closed	Feihe International, Inc.	45.3%	$256.1	$288.7	$22.3	7.7%	11.5x	0.89x	21.3%	29.8%	21.1%
9/27/12	Closed	China Kanghui Holdings	NM	$655.4	$56.8	$25.6	45.1%	25.6x	11.55x	25.5%	22.5%	33.8%
9/26/12	Closed	7 Days Group Holdings Limited	30.4%	$650.9	$355.9	$69.4	19.5%	9.4x	1.83x	30.6%	50.8%	49.5%
9/12/12	Closed	3SBio Inc.	4.2%	$119.5	$96.2	$26.6	27.6%	4.5x	1.24x	29.4%	33.9%	30.9%
9/7/12	Closed	Syswin Inc.	59.8%	$27.5	$77.2	NA	NA	NA	0.36x	25.0%	42.9%	66.7%
8/13/12	Pending	LJ International Inc.	11.0%	$147.9	$193.3	$16.0	8.3%	9.3x	0.77x	24.2%	25.8%	22.7%
8/12/12	Closed	Focus Media Holding Ltd.	18.5%	$2,884.4	$845.6	$317.3	37.5%	9.1x	3.41x	15.5%	28.1%	38.5%
7/6/12	Closed	ShangPharma Corporation	66.1%	$142.2	$118.5	$17.3	14.6%	8.2x	1.20x	30.8%	32.2%	48.5%
5/9/12	Closed	China Nuokang Bio-Pharmaceutical Inc.	61.2%	$83.0	$44.6	$8.4	18.9%	9.8x	1.86x	56.8%	58.9%	59.8%
4/1/12	Closed	Winner Medical Group Inc.	74.0%	$99.1	$157.5	$19.6	12.5%	5.1x	0.63x	32.3%	42.9%	21.6%
3/27/12	Closed	Zhongpin, Inc.	17.5%	$694.2	$1,456.2	$107.3	7.4%	6.5x	0.48x	46.6%	58.8%	20.4%
2/24/12	Closed	Gushan Environmental Energy Limited	34.8%	$35.1	$196.2	$9.2	4.7%	3.8x	0.18x	34.1%	35.2%	22.2%
1/6/12	Closed	Jingwei International Limited	58.9%	$36.1	$41.5	$10.0	24.1%	3.6x	0.87x	16.4%	20.0%	19.1%
11/19/11	Closed	Global Education & Technology Group Limited	N/A	$174.0	$56.9	$7.9	13.9%	22.1x	3.06x	105.0%	230.5%	245.0%
11/12/11	Closed	China GrenTech Corp. Ltd.	32.4%	$218.2	$269.4	$30.1	11.2%	7.3x	0.81x	23.0%	15.8%	56.7%
10/28/11	Closed	China Real Estate Information Corporation	54.4%	$292.3	$215.3	$46.3	21.5%	6.3x	1.36x	NM	NM	NM
10/15/11	Closed	Shanda Interactive Entertainment Ltd.	68.4%	$1,559.7	$1,018.0	$167.9	16.5%	9.3x	1.53x	23.5%	27.7%	16.7%
7/25/11	Closed	SOKO Fitness & Spa Group, Inc.	9.2%	$87.1	$37.2	$15.1	40.6%	5.8x	2.34x	NM	NM	NM
6/27/11	Closed	Tiens Biotech Group (USA), Inc.	95.1%	$150.0	$43.0	$9.5	22.0%	15.9x	3.49x	67.0%	59.3%	29.4%
3/25/11	Closed	Funtalk China Holdings Limited	77.1%	$609.9	$1,101.4	$86.3	7.8%	7.1x	0.55x	17.1%	25.7%	45.5%
1/28/11	Closed	China Security & Surveillance Technology, Inc.	20.9%	$541.9	$653.4	$106.9	16.4%	5.1x	0.83x	33.2%	34.9%	23.1%
3/7/11	Closed	China Fire & Security Group, Inc.	40.0%	$217.6	$85.5	$24.0	28.0%	9.1x	2.54x	43.8%	56.5%	57.1%
						Mean	20.5%	8.6x	1.7x	33.1%	43.0%	42.6%
						Median	17.7%	7.2x	1.2x	28.5%	33.9%	29.4%

[1] Based on revised offer

Source: Capital IQ, SEC filings

CONFIDENTIAL

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DUFF & PHELPS

22 dp_logo_rgb_whiteboxforPPT.tifdp_logo_rgb_whiteboxforPPT.tifCONFIDENTIAL Valuation Analysis Selected Public Companies / M&A Transactions Conclusions Note: Balance sheet data and LTM as of June 30, 2013. Financial performance metrics presented are adjusted to exclude public company costs and non-recurring income (expenses), other than historical net income which is presented as reported. Considerations Recent deterioration of gross margin and EBITDA margin Projected EBITDA growth and margin below the peer group .Customer concentration risk Lack of geographic diversity (over 90% of revenue PRC business) .Geopolitical risk versus the global peers Significant working capital requirements Selected Public Companies Analysis / M&A Transactions Analysis (RMB in thousands) Enterprise Valuation Multiples Valuation Sumarry Metric Public Company Range Public COmpany Median Selected Multiple Range Company Performance Enterprise Value Range EV / 2014 EBITDA 2.0x - 10.5x 5.6x 4.00x - 5.00x ¥ 52,316 ¥ 209,264 - ¥261,580 Concluded Enterprise Value Range ¥ 209,000 - ¥ 262,000 Implied Equity Value ¥ 581,891 - ¥650,121 Fully Diluted ADSs Outstanding 47,906,087 47,906,087 Implied per ADS Range (RMB) ¥ 12.15 ¥ 13.57 Implied Per ADS Range (USD) $1.98 - $ 2.22 Implied Valuation Multiples EV / 2012 EBITDA ¥43,877 4.8X - 6.0X EV / LTM EBITDA ¥-25,527 NM - NM EV / 2013 EBITDA ¥13,694 15.3x - 19.1x EV / 2014 EBITDA ¥52,316 4.0X - 5.0x EV / LTM Revenue  1,602,333 0.13x - 0.16x EV / 2013 Revenue ¥ 1, 613, 552 0.13x - 0.16x P / Book ¥1,157,787 0.50x - 0.56x P / 2012 Earnings ¥- 255,399 NM - NM P / LTM Earnings -344,142 NM - NM P / 2013 Earnings ¥-33,605 NM - NM

Assumptions, Qualifications, and Limiting Conditions Appendix 01

24 dp_logo_rgb_whiteboxforPPT.tifdp_logo_rgb_whiteboxforPPT.tifCONFIDENTIAL Assumptions, Qualifications, and Limiting Conditions If issued, our Opinion letter will include assumptions, qualifications and limiting conditions similar to the following. This is not meant to be a complete list of the assumptions, qualifications and limiting conditions which will be included in our Opinion letter, if rendered. Assumptions and Reliance – In compiling financial projections and performing its analyses with respect to the Proposed Transaction, Duff & Phelps: •Relied upon and assumed the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not independently verify such information; •Relied upon the fact that the Independent Committee, the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken; •Assumed that any estimates, evaluations, forecasts and projections including, without limitation, the Management Projections, furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same and Duff & Phelps has relied upon such matters in performing its analysis; •Assumed that information supplied and representations made by Company management are substantially accurate regarding the Company and the Proposed Transaction; •Assumed that the representations and warranties made by all parties in the Merger Agreement and the Management Representation Letter are substantially accurate; •Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed; •Assumed that there has been no material change in the assets, liabilities, financial conditions, businesses, results of operations or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps; •Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Merger Agreement, without any amendments thereto or any waivers of any terms or conditions thereof, and in a manner that complies in all material respects with all applicable laws; and •Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any undue delay, limitation, restriction or condition that would have a material adverse effect on the Company or the contemplated benefits expected to be derived in the Proposed Transaction. To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon for any purpose. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction and as to which Duff & Phelps does not express any view or opinion in this Opinion, including as to the reasonableness of such assumptions.

25 dp_logo_rgb_whiteboxforPPT.tifdp_logo_rgb_whiteboxforPPT.tifCONFIDENTIAL Assumptions, Qualifications, and Limiting Conditions Qualifications – If issued, our Opinion will be qualified by the following: •Duff & Phelps has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon the information made available to Duff & Phelps as of the date hereof and market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof. •Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise) of the Company. •Duff & Phelps is not expressing any opinion as to the market price or value of the Company’s common stock (or anything else) after the announcement or the consummation of the Proposed Transaction (or any other time). This Opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of the Company’s credit worthiness, tax advice, or accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter. •In rendering this Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature or any other aspect of any compensation payable to or to be received by any of the Company’s officers, directors or employees, or any class of such persons, relative to the Merger Consideration, or with respect to the fairness of any such compensation. In addition, this Opinion does not address the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Shares and ADSs (excluding the Excluded Shares).

26 dp_logo_rgb_whiteboxforPPT.tifdp_logo_rgb_whiteboxforPPT.tifCONFIDENTIAL Assumptions, Qualifications, and Limiting Conditions Limiting Conditions – If issued, the use of our Opinion will be strictly limited and will state: •This Opinion is furnished for the use and benefit of the Independent Committee in connection with its consideration of the Proposed Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ express consent. •This Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) does not address any transaction related to the Proposed Transaction; (iii) is not a recommendation as to how the Independent Committee or any stockholder should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (iv) does not indicate that the Merger Consideration is the best possibly attainable under any circumstances; instead, it merely states whether the Merger Consideration is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. •This Opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party. •This Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with this Opinion shall be limited in accordance with the terms set forth in the engagement letter between Duff & Phelps and the Company dated April 19, 2013 (the “Engagement Letter”). •This Opinion is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the Engagement Letter.

Premiums Paid Analysis Appendix 02

28 dp_logo_rgb_whiteboxforPPT.tifdp_logo_rgb_whiteboxforPPT.tifCONFIDENTIAL Premiums Paid Analysis Going Private and IT Services Company Transactions Note: Excludes negative premiums. Source: Capital IQ 25 dp_logo_rgb_whiteboxforPPT.tifdp_logo_rgb_whiteboxforPPT.tif Premiums Paid Analysis - Going Private Transactions Transactions announced, closed, or effective from August 2010 -August 2013 Premium as a % of Number of Deals One-Day Prior to Announcement Date One-Week Prior to Announcement Date One-Month Prior to Announcement Date One-Day Prior as a % of 52-Week High Overall Mean 363 38.6 40.0 50.2 72.4 Overall Median 28.6 30.4 31.6 79.8 Chinese Companies Mean 54 37.6 46.3 46.3 61.3 Chinese Companies Median 28.1 36.4 36.3 64.9 US-Listed Chinese Companies Mean 42 37.9 46.3 46.9 60.4 US-Listed Chinese Companies Median 28.3 36.2 33.4 63.7 Camelot Informations Systems Inc. 36.7 42.4 41.4 78.5 Premiums Paid Analysis - IT Consulting and Other Services Change of Control Transactions Transactions announced, closed, or effective from August 2010 -August 2013 Premium as a % of Number of Deals One-Day Prior to Announcement Date One-Week Prior to Announcement Date One-Month Prior to Announcement Date One-Day Prior as a % of 52-Week High Overall Industry Mean 45 37.5 41.1 42.3 75.5 Overall Industry Median 25.0 29.6 32.5 80.6 Chinese Companies Mean 6 23.2 32.8 36.4 63.8 Chinese Companies Median 20.9 32.7 30.6 59.9 China IT Consulting VanceInfo Technologies Inc. 19.5 37.3 22.6 51.6 iSoftStone Holdings Limited 20.9 28.0 40.0 68.3 Pactera Technology International Ltd. 42.6 46.5 33.0 44.8 Yucheng Technologies Limited 26.4 25.4 28.3 79.7 AsiaInfo-Linkage, Inc. 21.0 50.8 79.9 43.3Camelot Informations Systems Inc. 36.7 42.4 41.4 78.5